UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Hatteras Financial Corp.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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110 Oakwood Drive, Suite 340

Winston-Salem, North Carolina 27103

(336) 760-9331

March 28, 2014

Dear shareholder:

The board of directors and executive officers of Hatteras Financial Corp., a Maryland corporation, join me in extending to you a cordial invitation to attend the 2014 annual meeting of our shareholders. This meeting will be held on Wednesday, May 7, 2014, at 10:30 a.m., local time, at the Old Town Club, 2875 Old Town Club Road, Winston-Salem, North Carolina 27106.

Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) on or about March 28, 2014 to our shareholders of record on March 12, 2014. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

We look forward to seeing you on May 7, 2014.

Sincerely,

/s/ Michael R. Hough

Michael R. Hough

Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2014

To our shareholders:

You are cordially invited to attend the 2014 annual meeting of the shareholders of Hatteras Financial Corp., a Maryland corporation, which will be held at the Old Town Club, 2875 Old Town Club Road, Winston-Salem, North Carolina 27106, on May 7, 2014 at 10:30 a.m., local time. At the meeting, shareholders will consider and vote on the following matters:

1.	the election of six directors to hold office until our 2015 annual meeting of shareholders and until his successor has been duly elected and qualifies;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

3.	the approval, by non-binding vote, of executive compensation.

In addition, shareholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you own shares of our common stock as of the close of business on March 12, 2014, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials (“Notice”). Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, and date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Shareholders who vote over the Internet, by mail or by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By order of the board of directors:

/s/ Kenneth A. Steele

Kenneth A. Steele

Chief Financial Officer, Secretary and Treasurer

Winston-Salem, North Carolina

March 28, 2014

2014 ANNUAL MEETING OF SHAREHOLDERS

OF

HATTERAS FINANCIAL CORP.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the Old Town Club, 2875 Old Town Club Road, Winston-Salem, North Carolina 27106, on Wednesday, May 7, 2014, at 10:30 a.m., local time. Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which is referred to herein as the “Notice,” on or about March 28, 2014 to our shareholders of record on March 12, 2014. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the Notice mailed?

A:	The Notice was mailed to shareholders beginning on or about March 28, 2014.

Q:	Who is entitled to vote?

A:	All shareholders of record as of the close of business on March 12, 2014, the record date, are entitled to vote at the annual meeting.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 96,615,027 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 12, 2014. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each whole share of common stock you held as of the record date. Our shareholders do not have the right to cumulate their votes for directors.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are the “shareholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Q:	How do I vote?

A:	Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions.

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet. If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:	What am I voting on?

A:	You will be voting on:

•	Proposal 1: the election of six directors to hold office until our 2015 annual meeting of shareholders and until his successor has been elected and qualifies;

•	Proposal 2: the ratification of the appointment of Ernst & Young LLP to act as our independent registered public accounting firm for year ending December 31, 2014; and

•	Proposal 3: the approval, by non-binding vote, of executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast. However, any nominee for director must submit to the board of directors a written offer to resign from the board within two weeks after our certification of the voting results, if the nominee received a greater number of votes withheld from his or her election than votes for such election. The compensation and governance committee will consider the resignation offer and make a recommendation to the board of directors concerning the acceptance or rejection of the resignation offer. Any director tendering a resignation offer to the board of directors will not participate in the committee or board consideration regarding whether to accept such resignation offer.

	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

	Proposal 3: Advisory Vote Approving Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.

Q:	How are abstentions and broker non-votes treated?

A:	If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the approval of our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the vote on our executive compensation, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the ratification of Ernst & Young LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Important: Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, pursuant to NYSE Rule 452, their shares will not be voted in connection with the election of directors or the proposal on our executive compensation. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted as follows:

•	if you are a shareholder of record, “FOR” each of the director nominees (Proposal 1),

•	“FOR” the ratification of the appointment of our independent registered public accounting firm (Proposal 2), and

•	if you are a shareholder of record, “FOR” the approval, by non-binding vote, of executive compensation (Proposal 3).

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. Proxies may be solicited by our directors or our officers or by employees of our manager personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:	May shareholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	What does it mean if I receive more than one Notice?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please submit all of your proxies over the Internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a shareholder from voting in person at the meeting. A shareholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:	Can I find additional information on the company’s website?

A:	Yes. Our website is located at www.hatfin.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Hatteras Financial Corp., 110 Oakwood Drive, Suite 340, Winston-Salem, North Carolina 27103, Attention: Corporate Secretary.

PROPOSAL 1:    ELECTION OF DIRECTORS

Our board of directors consists of six members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of shareholders.

At the 2014 annual meeting, all six directors will be elected to serve until the 2015 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated our current directors, Michael R. Hough, Benjamin M. Hough, David W. Berson, Ira G. Kawaller, Jeffrey D. Miller and Thomas D. Wren, to serve as directors (the “Nominees”). The board of directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

The board of directors recommends a vote FOR each Nominee.

The Board of Directors

Our manager, Atlantic Capital Advisors LLC, manages our day-to-day operations, subject to the supervision of our board of directors. Members of our board are kept informed of our business through discussions with our manager’s executive officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

Information Regarding the Nominees

The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the annual meeting. Each of our current directors has served on the board since our initial private offering, which was consummated in November 2007. The board has identified specific attributes of each Nominee that the board has determined qualify that person for service on the board.

Michael R. Hough Chairman and Chief Executive Officer Age: 53

Mr. Hough is the chief executive officer of our manager and has been our chairman and chief executive officer since September 2007. Mr. Hough is a co-founder and director of our manager and ACM Financial Trust, Inc., a private mortgage real estate investment trust managed by our manager (“ACM”). Since founding ACM in 1998, Mr. Hough has been responsible for managing all aspects of the operations and growth of ACM. From 1988 to 1997, Mr. Hough was a principal and founding member of First Winston Securities, Inc., a regional fixed-income broker-dealer where he was head of taxable trading and sales. From 1983 to 1987, Mr. Hough worked as a taxable trader in the fixed income department of Wachovia Bank N.A. He holds a B.A. degree in economics from Wake Forest University. Michael R. Hough and Benjamin M. Hough, our president, chief operating officer and director, are brothers.

The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Hough, in light of his day-to-day company-specific operational experience, finance and market experience and his mortgage real estate investment trust experience, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Benjamin M. Hough President, Chief Operating Officer and Director Age: 49

Mr. Hough is the president and chief operating officer of our manager and has been our president and chief operating officer since September 2007. Mr. Hough is a co-founder and has been a director of our manager and ACM since 2007 and 2001, respectively. From 1997 to 2001, he was the head of the BB&T Capital Markets office in Winston-Salem, NC where he was vice president of institutional fixed income sales and trading. From 1995 to 1997, Mr. Hough was the head of the First National Bank of Maryland office in Washington, DC where he served as vice president of fixed income sales. Prior to that, Mr. Hough was vice president of NationsBanc Capital Markets, previously American Security Bank, in institutional fixed income trading and sales. Mr. Hough holds a B.A. degree in economics from the University of North Carolina at Chapel Hill. Benjamin M. Hough and Michael R. Hough, our chairman and chief executive officer, are brothers.

The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Hough, in light of his day-to-day company-specific operational experience, and his experience with fixed income markets, balance sheet management, portfolio analysis and mortgage real estate investment trusts, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

David W. Berson Independent Director Age: 59 Committees: • Audit • Compensation and Governance

Dr. Berson has been a member of our board of directors since November 2007. Dr. Berson serves as senior vice president and chief economist for Nationwide Mutual Insurance Company, where he leads a team of economic analysts delivering economic forecasts and analyses. Prior to joining Nationwide Mutual Insurance Company, Dr. Berson served as senior vice president, chief economist, head of risk analytics, and strategist at The PMI Group from 2007 to 2012, where he was responsible for analyses and forecasts of the economy, housing and mortgage markets; domestic/global research and planning; risk and pricing analytics; and strategic planning. Prior to joining The PMI Group, Dr. Berson was vice president and chief economist at Fannie Mae. Prior to that, Dr. Berson was a senior economist at the U.S. League of Savings Institutions. In addition, Dr. Berson was the chief financial economist at Wharton Econometrics, a visiting scholar at the Federal Reserve Bank of Kansas City and an assistant professor of economics at Claremont McKenna College and Claremont Graduate School. His U.S. government experience includes staff economist at the Council of Economic Advisors and economic analyst at the Treasury Department. Dr. Berson holds a Ph.D. in economics and an M.P.P. in public policy from the University of Michigan and a B.A. in history and economics from Williams College.

The board of directors has determined that it is in the best interests of our company and our shareholders for Dr. Berson, in light of his expertise in risk analytics and the economy, housing and mortgage markets and his Fannie Mae experience, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Ira G. Kawaller Independent Director Age: 64 Committees: • Compensation and Governance

Dr. Kawaller has been a member of our board of directors since November 2007. Since 1998, Dr. Kawaller has served as founder and president of Kawaller & Co., LLC, where his consulting activities have specialized in assisting commercial enterprises in their use of derivative instruments in managing their financial risk. In addition to his consulting activities, from 2004 to 2011, Dr. Kawaller also served as the managing partner of the Kawaller Fund, a derivatives-only commodity pool. Prior to founding Kawaller & Co., LLC, Dr. Kawaller was the vice president and director of the New York office of the Chicago Mercantile Exchange and held positions at J. Aron & Company, AT&T, and the Board of Governors of the Federal Reserve System. Over the course of his career, Dr. Kawaller has been a member of the Financial Accounting Standards Board’s Derivatives Implementation Group and the Government Accounting Standards Board’s Derivative Instrument Task force on Derivatives and Hedging. He has also been a member of the board of the International Association of Financial Engineers. Dr. Kawaller has held adjunct professorships at Columbia University and Polytechnic University. He received a Ph.D. in Economics from Purdue University.

Given the nature of our business and our reliance on derivative instruments for risk management purposes, the board of directors has determined that it is in the best interests of our company and our shareholders for Dr. Kawaller, in light of his expertise and significant experience in derivative instruments for risk management purposes and his accounting and finance experience, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Jeffrey D. Miller Lead Independent Director Age: 43 Committees: • Audit • Compensation and Governance (Chair)

Mr. Miller has been a member of our board of directors since November 2007. Since March 2007, Mr. Miller has served as vice president, general counsel and secretary of Highwoods Properties, Inc. (NYSE: HIW). Prior to joining Highwoods Properties, Inc., Mr. Miller was a partner with the law firm of DLA Piper LLP (US) where he concentrated his practice on securities, corporate governance and related strategic matters, and served as general outside counsel to a variety of publicly-traded real estate investment trusts. Prior to that, Mr. Miller was a partner with the law firm of Alston & Bird LLP. Mr. Miller holds a B.A. from Pennsylvania State University and a J.D. and M.B.A. from Wake Forest University. He is admitted to practice law in North Carolina.

The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Miller, in light of his public company corporate governance expertise and significant experience providing strategic advice to public real estate investment trusts, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Thomas D. Wren Independent Director Age: 62 Committees: • Audit (Chair)

Mr. Wren has been a member of our board of directors since November 2007. Mr. Wren is also a director and shareholder of ACM. Mr. Wren was the treasurer of MBNA America and served as director of funds management in the treasury division. As a group executive and treasurer, Mr. Wren oversaw the company’s investment and funding activities including liquidity management, investment portfolio management, structured finance, and all related capital market programs. He currently serves on the board of directors and the investment committee for the Delaware Community Foundation. He is a member of the finance committee and serves as chairman of the investment committee of the Christiana Care Health System. Previously, Mr. Wren served on the board of directors and chaired the audit committees for Brandywine, Brandywine Blue and Brandywine Advisors, domestic mutual funds managed by Freiss Associates, LLC, and served as a member of the board of directors, as well as the audit and executive committees of Citibank (South Dakota), N.A., a wholly-owned subsidiary of Citigroup, Inc. Prior to joining MBNA America, Mr. Wren was chief investment and funding officer for Shawmut National Corporation. Prior to that, Mr. Wren worked for the Comptroller of the Currency (“OCC”) for 18 years, which included managing the OCC’s London operation.

The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Wren, in light of his public company accounting and financial reporting expertise, his banking and finance experience, and his senior officer and directorship experiences, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Biographical Information Regarding Executive Officers Who Are Not Directors

The biographical descriptions below set forth certain information with respect to executive officers who are not directors. On June 26, 2013, we announced the retirement of William H. Gibbs, Jr., our former executive vice president and co-chief investment officer, effective September 30, 2013.

Kenneth A. Steele Chief Financial Officer, Secretary and Treasurer Age: 50	Mr. Steele is the chief financial officer, secretary and treasurer of our manager and has been our chief financial officer, treasurer and secretary since September 2007. Since September 2002, Mr. Steele has also been the chief financial officer, secretary and treasurer of ACM. Prior to joining ACM, Mr. Steele had been a senior manager with Dixon Odom PLLC, an accounting firm, where he specialized in real estate, financial institutions, and mergers and acquisitions since 1991. He was responsible for the firm’s real estate investment trust tax work and for public and private real estate investment partnerships. He also provided consulting services related to corporate finance, commercial and residential development, and equity investment. A certified public accountant, Mr. Steele earned a Masters of Accounting from the Kenan Flagler Business School at the University of North Carolina at Chapel Hill and a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill.

Frederick J. Boos, II Executive Vice President and Chief Investment Officer Age: 60	Mr. Boos is the executive vice president and chief investment officer of our manager and has been our executive vice president and chief investment officer since September 2013. From September 2007 to September 2013, Mr. Boos served as our executive vice president and co-chief investment officer. Since March 2006, Mr. Boos has been the executive vice president and chief investment officer of ACM. Prior to joining ACM, Mr. Boos had been an executive vice president and director of asset liability and capital management for MBNA America from 2003 to 2006. Mr. Boos has previously served as senior vice president and investment portfolio manager for multiple regional banks including Maryland National Bank, First National Bank of Maryland, Shawmut National Bank and American Security Bank. His prior bank treasury responsibilities include liquidity and risk management, capital management, economic capital planning, residential mortgage portfolio management as well as numerous bank ALCO Directorships. He holds a Masters of Business Administration from American University and a B.S. in finance from the University of Maryland, College Park.

Board Leadership

The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

The board of directors will annually elect a chairman of the board, who may or may not be the chief executive officer of our company. If the individual elected as chairman of the board is our chief executive officer, the board of directors shall also elect a lead independent director. Michael R. Hough has served as our chairman of the board and chief executive officer since our formation in 2007 and is involved in both our day-to-day operations and the strategic decision making at the board level. Based on its most recent review of our leadership structure, the board continues to believe that this leadership structure is optimal for us because it provides our company with strong and consistent leadership. The board believes that having one leader serving as both chairman of the board and chief executive officer provides us with decisive and effective leadership.

In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the board’s committees—audit and compensation and governance committees—are comprised entirely of independent directors. Further, as specified in our corporate governance guidelines (and as discussed in greater detail below), the board has designated one of its independent directors as the lead independent director, with significant responsibilities. A number of board and committee processes and procedures, including regular executive sessions of non-management directors and a regular review of our manager’s performance, provide substantial independent oversight of our management’s performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our shareholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

The chairman of the board presides at all meetings of the shareholders and of the board as a whole. The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the board of directors. As discussed below, the lead independent director performs such duties as may be specified by the board and outlined in the charter of the lead independent director.

Lead Independent Director

As stated in the charter of the lead independent director, if the chairman of the board and chief executive officer are the same person, our board of directors will annually elect a non-management and independent director to serve in a lead capacity to coordinate the activities of the other non-management and independent directors, and to perform any other duties and responsibilities that the board of directors may determine. Although annually elected, it is generally expected that he or she will serve for more than one year. Jeffrey D. Miller has served as our lead independent director since September 2009.

The role of the lead independent director includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	functioning as principal liaison on board-wide issues between the independent directors and the chairman;

•	approving the appropriate provision of information sent to the board, including agenda items;

•	facilitating the board’s approval of the number and frequency of board meetings, as well as meeting schedules, to assure that there is sufficient time for discussion;

•	authorizing the retention of outside advisors and consultants who report directly to the board of directors; and

•	if requested by shareholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

The charter of the lead independent director is available at our website at www.hatfin.com in the “Governance Documents” area of the “Investor Relations” section.

Director Independence

Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of our audit committee and compensation and governance committee, must meet the test of “independence.” The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board of directors has affirmatively determined that each of Drs. Berson and Kawaller and Messrs. Miller and Wren satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of our board of directors, are independent under the NYSE rules.

We have implemented procedures for interested parties, including shareholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Meetings

The board of directors held six meetings during 2013, and each director attended over 75% of the board meetings and each director’s respective committee meetings. Two directors, Messrs. Michael and Benjamin Hough attended the last annual meeting of shareholders. The board of directors does not have a policy with respect to directors’ attendance at annual meetings of shareholders and, because of the routine nature of the meeting and historical low levels of in-person shareholder participation at annual meetings of shareholders, independent members of board of directors did not attend the last annual meeting of shareholders.

As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after each meeting of the board and each committee meeting. In 2013, the independent directors of the board met in executive sessions without management present five times. Our lead independent director presides over such independent, non-management sessions of the board.

Board Committees

Our board of directors has appointed an audit committee and a compensation and governance committee and has adopted a written charter for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

The audit committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. In addition, the audit committee reviews and oversees our internal audit function, which reports directly to the audit committee. Mr. Wren chairs our audit committee and serves as our “audit committee financial expert,” as that term is defined by the SEC. Dr. Berson and Mr. Miller are also members of the audit committee. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. The board of directors has reviewed the audit committee members’ service on audit committees of other public companies and has determined that such simultaneous service, if any, does not impair the members’ ability to serve on our audit committee. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

It is our policy and procedure that any transaction involving any of our executive officers, directors, director nominees, a 5% or greater shareholder or their immediate family members that we would be required to report pursuant to Item 404(a) of Regulation S-K promulgated by the SEC, is subject to review and approval by the audit committee. Item 404(a) requires disclosure of any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any of the related persons described above had or will have a direct or indirect material interest.

In addition, the committee is responsible for reviewing any transactions that involve potential conflicts of interest, including any potential conflicts involving executive officers, directors and their immediate family members. Our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board of directors. Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer. Under our code of business conduct and ethics, all contracts and transactions between our company and any executive officer or director or their immediate family members (or any entity in which such executive officer or director is a director or has a material financial interest) must be reviewed and approved by a majority of disinterested directors. In addition, our corporate governance guidelines require that each member of our board of directors consult the chairman of the board in advance of accepting an invitation to serve on another company’s board if the director has concerns about whether serving as a director of another company might conflict with his or her duties to our company. In that situation, our corporate governance guidelines also suggest that the director inform the compensation and governance committee in writing of the director’s decision. Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the board of directors will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

The audit committee held eight meetings in 2013.

Compensation and Governance Committee

The compensation and governance committee evaluates the performance of our manager (including our executive officers, which are provided by our manager), reviews the compensation and fees payable to our manager under our management agreement, administers the issuance of any stock issued to our employees, our manager or employees of our manager that provide services to us under our equity incentive plans, implements and oversees our corporate governance guidelines and code of business conduct and ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, conducts director candidate searches, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors and recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and formally proposes the slate of directors to be elected at each annual meeting of our shareholders. Our compensation and governance committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Mr. Miller chairs our compensation and governance committee. Drs. Berson and Kawaller are members of the compensation and governance committee.

The compensation and governance committee held two meetings in 2013.

Risk Management

The board of directors oversees our risk management policies and strategies. Our executive officers, who are responsible for our day-to-day risk management practices, regularly present to the board of directors a comprehensive report on the material risks to the company, including, among others, operational risk, liquidity risk, interest rate risk, strategic risk, compliance and reporting risk and capital market risk. The management team also reviews with the board of directors the company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the board of directors may delegate specific risk management tasks to management or an appropriate committee. The audit committee also actively monitors our risks throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full board’s consideration.

Nomination of Directors

Before each annual meeting of shareholders, the compensation and governance committee considers the nomination of all directors whose terms expire at the next annual meeting of shareholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the compensation and governance committee identifies director candidates based on recommendations from the directors and executive officers. The committee may from time to time engage the services of third-party search firms to assist in identifying or evaluating director candidates. Such a firm was engaged in 2013 to assist in identifying candidates for a potential increase in the size of the board of directors.

The compensation and governance committee evaluates annually the effectiveness of the board as a whole and of each individual director and identifies any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience. The board of directors considers director candidates based on a number of factors including:

•	whether the board member will be “independent,” as such term is defined by the NYSE listing standards;

•	whether the candidate possesses the highest personal and professional ethics, integrity and values;

•	whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

•	whether the candidate has experience in areas important to the operations of our company;

•	whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

•	whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared with the current members of the board.

Candidates are also evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The compensation and governance committee also monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The compensation and governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to our board of directors. The board reviews the effectiveness of its director candidate nominating policies annually.

The compensation and governance committee will consider appropriate nominees for directors whose names are submitted in writing by a shareholder of our company. Director candidates submitted by our shareholders will be evaluated by the compensation and governance committee on the same basis as any other director candidates. We did not receive any nominations of directors by shareholders for the 2014 annual meeting.

Nominations must be addressed to Hatteras Financial Corp., 110 Oakwood Drive, Suite 340, Winston-Salem, North Carolina 27103, Attn: Kenneth A. Steele, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Shareholder Proposals.”

Policy on Majority Voting

In September 2013, our board of directors established majority voting procedures with respect to the election of directors. Pursuant to our majority voting policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election will, within two weeks after our certification of the voting results, submit to the board of directors a written offer to resign from the board. The compensation and governance committee will consider the resignation offer and, within 60 days after our certification of the voting results, make a recommendation to the board of directors concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the board of directors, the compensation and governance committee will consider all factors it deems relevant, which may include:

•	the stated reason or reasons why shareholders cast withheld votes for the director;

•	the qualifications of the director (including, for example, whether the director serves on the audit committee of the board of directors as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the audit committee in such capacity); and

•	whether the director’s resignation from the board of directors would be in our best interests and the best interests of our shareholders.

The compensation and governance committee also will consider alternatives concerning the resignation offer as the compensation and governance committee members deem appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

The board of directors will take formal action on the compensation and governance committee’s recommendation no later than 90 days after our certification of the voting results. In considering the recommendation, the board of directors will consider the information, factors and alternatives considered by the compensation and governance committee and such additional information, factors and alternatives the board of directors deems relevant. Any director who tenders his or her resignation offer will not participate in the committee recommendation or board action regarding whether to accept the resignation offer. We will promptly disclose, in a Current Report on Form 8-K furnished to the SEC, the decision of the board of directors. The board of directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the resignation.

Compensation and Governance Committee Interlocks and Insider Participation

None of the members of our compensation and governance committee is or has been employed by us. Two of our executive officers, Messrs. Hough and Hough, currently serve as executive officers and members of the board of directors of ACM, a private mortgage real estate investment trust managed by our manager, Atlantic Capital Advisors LLC. None of our other executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation and governance committee.

Director Compensation for 2013

In 2013, each member of our board of directors who was not an employee of our company received annual compensation for service as a director as follows:

•	Each non-employee director received an annual fee of $50,000.

•	The lead independent director received an additional annual fee of $15,000.

•	In addition, the chairman of our audit committee was paid an annual fee of $10,000, and the chairman of our compensation and governance committee received an annual fee of $5,000.

•	Each member of our board of directors was also reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including reasonable travel expenses.

Non-employee directors also participate in our equity incentive plans. We provide an initial grant of shares of restricted stock to each non-employee director upon his appointment to our board. Each initial grant will be for a number of shares of restricted stock having a fair market value as near to $10,000 as of the date of grant as possible without exceeding such value. We also provide for an annual grant of shares of restricted stock to each non-employee director around January 31st of each year. For 2013, each annual grant was for a number of shares of restricted stock having a fair market value as near to $50,000 as possible without exceeding such value. Beginning in January 2014, each annual grant will be for a number of shares of restricted stock having a fair market value as near to $60,000 as possible without exceeding such value. The value of such shares of restricted stock is based on the 10-day average closing price of our common stock on the NYSE prior to the date of grant. Notwithstanding the foregoing, a non-employee director receiving an initial restricted stock grant on, or within 90 days prior to, January 31st of any year will not receive an annual grant with respect to that year. Each initial and annual restricted stock grant will vest in equal installments over five years beginning on the first anniversary of the date of the grant, provided that the recipient remain a director of our company on the vesting date. In the event of change in control of our company, all outstanding shares of restricted stock granted under the plan to our non-employee directors will become fully vested. Our board of directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.

The following table summarizes the compensation that we paid to our non-employee directors in 2013:

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

David W. Berson (1)	$50,000	$50,098	$100,098

Ira G. Kawaller (1)	50,000	50,098	100,098

Jeffrey D. Miller (1)	70,000	50,098	120,098

Thomas D. Wren (1)	60,000	50,098	110,098

(1)	Represents restricted stock awards granted pursuant to our 2010 Equity Incentive Plan. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of shares of restricted stock and the assumptions used. The grant date fair value of each award is $27.08 per share. As of December 31, 2013, the aggregate number of shares of common stock held by each current non-employee directors was as follows: Dr. Berson 11,600; Dr. Kawaller, 16,620; Mr. Miller, 10,600; and Mr. Wren, 10,600.

Stock Ownership Guidelines

In 2013, the compensation and governance committee established stock ownership guidelines for non-employee directors. The compensation and governance committee believes that encouraging each director to maintain a meaningful ownership interest in our company relative to his or her annual fees for service as a director is in the best interest of our company and our shareholders. Under the guidelines, the compensation and governance committee has approved that each existing director should own shares in our company having a value equal to or greater than three times the director’s annual fee for service as a director (currently equal to $150,000). Common stock subject to vesting or forfeiture count toward the recommended levels. New directors would have five years from the time of joining the board of directors to meet the recommended levels. Drs. Berson and Kawaller and Messrs. Miller and Wren each met the stock ownership guidelines as of January 1, 2014.

Corporate Governance Matters

We have adopted a code of business conduct and ethics that applies to all our employees and each member of our board of directors and corporate governance guidelines. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.hatfin.com in the “Governance Documents” area of the “Investor Relations” section:

•	audit committee charter;

•	compensation and governance committee charter;

•	code of business conduct and ethics;

•	whistleblower policy;

•	corporate governance guidelines; and

•	the charter of the lead independent director.

Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any shareholder who requests them. Requests should be sent Hatteras Financial Corp., 110 Oakwood Drive, Suite 340, Winston-Salem, North Carolina 27103, Attention: Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our board of directors may be contacted by any party via mail at the address listed below.

Board of Directors

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston-Salem, North Carolina 27103

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent, non-management sessions of the directors is the lead independent director. The independent directors can be contacted by any party via mail at the address listed below.

Lead Independent Director

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston-Salem, North Carolina 27103

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our company’s regulatory compliance, accounting, audit or internal controls issues. The audit committee can be contacted by any party as via mail at the address listed below:

Chairman

Audit Committee

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston-Salem, North Carolina 27103

Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accountants for the year ending December 31, 2014, and the board of directors is asking shareholders to ratify this appointment. Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Ernst & Young LLP for ratification by shareholders as a matter of good corporate practice. Ernst & Young LLP has served as our independent registered public accountants since our initial private offering in November 2007 and is considered by our management to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to our company by Ernst & Young LLP for professional services rendered for the years ended December 31, 2013 and 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012

Audit Fees	$659,337	$734,829

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	—	—

Total	$659,337	$734,829

Audit Fees

“Audit Fees” consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. For example, audit fees included fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Ernst & Young LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees and All Other Fees

“Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” Ernst & Young LLP did not perform any such products or services for us during the years ended December 31, 2013 and 2012.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

AUDIT COMMITTEE REPORT

The following is a report by our audit committee regarding the responsibilities and functions of our audit committee.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors, in accordance with the audit committee charter. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing opinions on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2013 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2013 contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Ernst & Young LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2013.

In addition, the audit committee received and discussed the written disclosures and the letter from Ernst & Young LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, discussed with Ernst & Young LLP the firm’s independence from management and the audit committee, and discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

Submitted by the audit committee of the board of directors

Thomas D. Wren (Chairman)

David W. Berson

Jeffrey D. Miller

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The following is a report by our compensation and governance committee regarding our executive officer compensation program.

The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the company. Based on the compensation and governance committee’s review of the CD&A and the compensation and governance committee’s discussions of the CD&A with management, the compensation and governance committee recommended to the board of directors (and the board has approved) that the CD&A be included in the company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Submitted by the compensation and governance committee of the board of directors

Jeffrey D. Miller (Chairman)

David W. Berson

Ira G. Kawaller

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis describes our compensation objectives and policies in relation to long-term equity compensation received by our named executive officers, which includes Michael R. Hough, our Chairman and Chief Executive Officer; Benjamin M. Hough, our President and Chief Operating Officer; Kenneth A. Steele, our Chief Financial Officer, Secretary and Treasurer; and Frederick J. Boos, II, our Executive Vice President and Chief Investment Officer (collectively, the “named executive officers” and individually, each a “named executive officer”).

We are managed by Atlantic Capital Advisors LLC pursuant to the management agreement between our manager and us. In 2013, we did not have any employees whom we compensated directly with salaries or other cash compensation. Our named executive officers’ compensation is derived from the management fees we pay to our manager and grants of awards made by us directly to our named executive officers pursuant to our equity incentive plans. We do not believe that our fee arrangement with our manager or the grants of equity awards made by us to our named executive officers encourages inappropriate risk-taking. While prudent risk-taking is an important part of growing and managing a business, the compensation and governance committee believes it is important to align our compensation policies with our long-term interests and avoid short-term rewards for our manager and our named executive officers’ decisions that could pose long-term risks to us, as follows:

•	Management Fees—We pay our manager a base management fee, which is set forth in the management agreement, that is calculated based on a percentage of our shareholders’ equity, subject to certain adjustments. This percentage decreases as our shareholders’ equity increases. We do not pay our manager any incentive fee. Furthermore, because our shareholders’ equity would decrease if we experienced losses, and, consequently, our manager’s base management fee would decrease, we believe that our manager is not incentivized to sacrifice long-term performance for short-term gains. In addition, additional equity offerings, which increase shareholders’ equity and the management fee, must be approved by a majority of the board of directors, including our independent directors. See “Certain Relationships and Related Transactions” for a discussion of the fees paid to Atlantic Capital Advisors LLC.

•	Restricted Stock Awards— In 2013, we issued shares of restricted stock pursuant to our 2010 Equity Incentive Plan. The forfeiture restrictions on such shares of restricted stock lapse over a period of five years. We believe that this lapsing period is an important retention device and encourages our named executive officers to focus on sustaining our long-term performance.

Compensation Philosophy and Objectives

We, through our equity compensation program, seek to attract, motivate and retain top quality senior executives who are committed to our core values of prudent risk-taking and integrity. The compensation and governance committee acknowledges that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. We compete for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which have significantly larger market capitalization than we do. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our named executive officers and other key employees is essential to maintaining our competitive position in the real estate finance industry.

The compensation and governance committee’s objectives in developing and administering the equity compensation program are to:

•	focus decision-making and behavior on goals that are consistent with our overall business strategy without threatening the long-term viability of our company;

•	attract, retain and motivate a highly-skilled executive officers that will contribute to our successful performance;

•	align the interests of our named executive officers with the interests of our shareholders by motivating executives to increase long-term shareholder value;

•	provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the position in the marketplace;

•	support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and

•	maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The compensation and governance committee is committed to the ongoing review and evaluation of the named executive officer compensation levels and program. It is the committee’s view that compensation decisions are best made after a deliberate review of company and individual performance, as well as industry compensation levels, within the risk parameters established by management and the board. Consistent with this view, the compensation and governance committee periodically assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position. In 2013, the compensation and governance committee considered, among other things, analyses prepared by and the advice of FTI Consulting, Inc. (“FTI”), an independent compensation consultant engaged by the compensation and governance committee.

Role of Executive Officers in Compensation Decisions

The compensation and governance committee makes all equity compensation decisions related to the named executive officers. When making equity compensation decisions for the named executive officers (other than Michael R. Hough), the compensation and governance committee seeks input from Michael R. Hough, our chief executive officer, given his direct day-to-day working relationship with our senior executives. The compensation and governance committee engages in discussions and makes final determinations related to equity compensation paid to the named executive officers. All decisions regarding Michael R. Hough’s compensation are made by the compensation and governance committee.

Compensation Committee Consideration of the 2013 Vote on Executive Compensation

In determining our executive compensation program for the remainder of 2013 and for 2014, the compensation committee generally considered the results of the 2013 advisory vote of our shareholders on executive compensation presented in our 2013 proxy statement. The compensation committee noted that more than 97% of the votes cast approved the compensation of our named executive officers as described in our 2013 proxy statement. The compensation committee considered these voting results as supportive of the committee’s general executive compensation practices.

Engagement of Compensation Consultant

The compensation and governance committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our equity compensation programs and related policies. The compensation and governance committee has sole authority to hire, terminate and set the terms of future engagements with FTI or any other compensation consultant.

The compensation and governance committee engaged FTI, an independent compensation consulting firm, to provide an overview of market equity compensation practices, a review of our historical equity compensation practices and recommendations for future equity compensation awards to our named executive officers. In addition, the compensation and governance committee engaged FTI to review its compensation program for non-employee directors and to provide recommendations for director compensation in 2013 and 2014. In connection with these efforts, FTI prepared for the compensation and governance committee reports that included an overview of equity compensation practices, compensation analyses for each executive position and an analysis of a recommended peer group for the company. The compensation and governance committee reviewed the equity compensation analyses and methodology in the FTI report and other factors in connection with the 2013 equity incentive awards.

Equity Incentive Awards

Overview. Our 2010 Equity Incentive Plan allow for grants of long-term incentive awards to named executive officers and key employees of, and consultants and other service providers to, us and our manager, through grants of option rights, appreciation rights and restricted stock awards. Awards granted to named executive officers and other employees of our manager under the incentive plans are designed to align the named executive officers’ interests with the interests of shareholders by providing each named executive officer with an ownership interest in our company and a stake in our long-term success. The 2010 Equity Incentive Plan is administered by the compensation and governance committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted stock awards. Each such award may have a vesting period that is tied to each named executive officer’s or employee’s continued service to our company or a specifically identified set of performance measures.

September 2013 Awards. On September 26, 2013, the compensation and governance committee approved the grant of an aggregate of 211,416 shares of time-based restricted stock under our 2010 Equity Incentive Plan to the named executive officers. The aggregate size of the grants in 2013 was similar to the aggregate size of the grants in 2012. However, while five named executive officers received grants in 2012, only four named executive officers received grants in 2013, and therefore, each named executive officer’s grant for 2013 was increased accordingly. The shares are scheduled to vest ratably on an annual basis over a five-year period beginning on the first anniversary of the date of the grant. All of the awards are issued and outstanding as of the grant date, and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares from the date of grant.

The compensation and governance committee approved the following time-based restricted stock awards:

Michael R. Hough	76,638
Benjamin M. Hough	68,710
Kenneth A. Steele	39,641
Frederick J. Boos, II	26,427

The time-based restricted stock awards were granted in recognition of the management team’s performance during 2012 and 2013. The September 2013 equity grants were designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, deter our named executive officers from seeking other employment opportunities and align the interests of our executive officers with our shareholders’ interests. Existing ownership levels were not a factor in award determinations, as the compensation and governance committee does not want to discourage executive officers from holding significant amounts of our shares.

The compensation and governance committee considered a number of factors in determining to make the September 2013 awards, including:

•	from our initial private offering through December 2012, our total shareholder return was 118.5%, which outperformed each of the S&P 500, the Russell 2000 Index, the Dow Jones Industrial Average, the NASDAQ Composite Index and the NAREIT Mortgage REIT Index during that period;

•	for the 12 months ended June 30, 2013, we declared $2.90 per share of total dividends for a yield of 10.7% based on the average daily closing share price on the NYSE during that period;

•	established a stock repurchase program to acquire up to 10,000,000 shares of our common stock;

•	using the proceeds of our offerings and borrowings under our repurchase agreements, we had grown our portfolio of agency securities to $25.3 billion as of June 30, 2013; and

•	since our initial public offering in 2008, there have been no material problems with closing our books and preparing financial statements, no material audit differences and no identified material weakness in internal control over financial reporting.

The compensation and governance committee currently expects to continue to grant shares of restricted stock in future years except to the extent market trends and practices, expense implications, tax efficiencies or other considerations warrant reconsideration of the form of long-term equity compensation. Restricted stock, as compared to stock options, are regarded by executive officers as an award with a lower risk than stock options, because at vesting, restricted shares of common stock will have value equal to the market price of the underlying shares, even if there has been no appreciation in the market price of our stock during the vesting period. Stock options, even if vested, will not have any value unless the market price for our stock at the time of exercise is greater than the exercise price of the option. Accordingly, the compensation and governance committee believes that restricted shares of common stock are a more effective retention and recruiting tool because the value of the awards is perceived as more tangible by our executive officers.

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to the named executive officers for the year as consideration for services rendered to our company. With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Stock Awards		All Other Compensation (2)	Total
Michael R. Hough Chairman and Chief Executive Officer	2013	$1,449,991	(1)	$290,198	$1,740,189
	2012	1,296,000		$263,056	$1,559,056
	2011	1,250,002		148,162	1,398,164

Benjamin M. Hough President and Chief Operating Officer	2013	1,299,993	(1)	268,044	1,568,037
	2012	1,152,000		230,873	1,382,873
	2011	1,100,019		129,034	1,229,053

Kenneth A. Steele Chief Financial Officer, Treasurer and Secretary	2013	750,008	(1)	161,776	911,784
	2012	720,000		149,962	869,962
	2011	699,993		87,019	787,012

Frederick J. Boos, II Executive Vice President and Chief Investment Officer	2013	499,999	(1)	105,560	605,559
	2012	432,000		102,031	534,031
	2011	474,991		61,701	536,692

(1)	These shares were granted pursuant to our 2010 Equity Incentive Plan and will vest in five equal annual installments beginning on September 26, 2014, provided the named executive officer remains an employee or director of our company on the vesting date. Based upon $18.92 per share, the closing price of our common stock on the NYSE on the date of grant. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Equity Incentive Awards.”

(2)	All other compensation for 2013 represents dividends and distributions on unvested shares of restricted stock.

2013 Grants of Plan Based Awards

The following table sets forth information with respect to plan-based restricted stock awards granted in 2013 to the named executive officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature.

Name	Date of Grant	All Other Stock Awards: Number of Shares (1)	Grant Date Fair Value of Stock Awards (2)

Michael R. Hough	September 26, 2013	76,638	$1,449,991

Benjamin M. Hough	September 26, 2013	68,710	1,299,993

Kenneth A. Steele	September 26, 2013	39,641	750,008

Frederick J. Boos, II	September 26, 2013	26,427	499,999

(1)	These shares were granted pursuant to our 2010 Equity Incentive Plan and will vest in five equal annual installments beginning on September 26, 2014, provided the named executive officer remains an employee or director of our company on the vesting date. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Equity Incentive Awards.”

(2)	Based upon $18.92 per share, the closing price of our common stock on the NYSE on the date of grant.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information on the holdings of equity awards by our named executive officers as of December 31, 2013.

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Michael R. Hough	September 26, 2013	76,638	$1,252,265
	September 17, 2012	36,000	588,240
	August 4, 2011	28,154	460,036
	July 8, 2010	10,657	174,135

Benjamin M. Hough	September 26, 2013	68,710	1,122,721

	September 17, 2012	32,000	522,880

	August 4, 2011	24,776	404,840

	July 8, 2010	9,236	150,916
Kenneth A. Steele	September 26, 2013	39,641	647,734
	September 17, 2012	20,000	326,800
	August 4, 2011	15,766	257,616
	July 8, 2010	6,394	104,478

Frederick J. Boos, II	September 26, 2013	26,427	431,817

	September 17, 2012	12,000	196,080

	August 4, 2011	10,698	174,805

	July 8, 2010	4,618	75,458

(1)	The shares of restricted stock were granted pursuant to our 2007 Equity Incentive Plan and 2010 Equity Incentive Plan and will vest in five equal annual installments beginning on the first anniversary of the grant date, provided the named executive officer remains an employee or director of our company on the vesting date.

(2)	Based upon $16.34 per share, the closing price of our common stock on the NYSE on December 31, 2013.

Stock Vested in 2013

The following table sets forth information on the shares of restricted stock held by our named executive officers that vested during the year ended December 31, 2013. The shares of restricted stock described below were granted to our executive officers on July 8, 2010, August 4, 2011 and September 17, 2012 pursuant to our 2007 Equity Incentive Plan and 2010 Equity Incentive Plan.

Name	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Michael R. Hough	July 8, 2013	5,328	$125,048
	August 4, 2013	9,384	184,959
	September 17, 2013	9,000	170,910

Benjamin M. Hough	July 8, 2013	4,618	108,384

	August 4, 2013	8,258	162,765

	September 17, 2013	8,000	151,920
Kenneth A. Steele	July 8, 2013	3,197	75,034
	August 4, 2013	5,255	103,576
	September 17, 2013	5,000	94,950

Frederick J. Boos, II	July 8, 2013	2,309	54,192

	August 4, 2013	3,566	70,286

	September 17, 2013	3,000	56,970

(1)	Based upon $23.47 per share, $19.18 per share and $18.99 per share, the closing prices of our common stock on the NYSE on the vesting dates, July 8, 2013, August 2, 2013 and September 17, 2013, respectively.

Potential Payments Upon Termination or Change in Control

Under our 2007 Equity Incentive Plan, our 2010 Equity Incentive Plan and the restricted stock award agreements with our named executive officers, upon a change in control (as defined in our 2007 Equity Incentive Plan and our 2010 Equity Incentive Plan) or a termination of the management agreement by us without cause (as determined in accordance with our management agreement), all outstanding restricted stock awards immediately vest. The following table sets forth estimates of the potential benefits to our named executive officers in connection with a change in control or termination of the management agreement without cause, assuming such event occurred on December 31, 2013. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Name	Value of Vesting Restricted Stock (1)

Michael R. Hough	$2,474,676

Benjamin M. Hough	2,201,357

Kenneth A. Steele	1,336,628

Frederick J. Boos, II	878,160

(1)	Consists of all outstanding shares of restricted stock held by such named executive officer that had not vested as of December 31, 2013. Based on $16.34 per share, the closing price of our common stock on the NYSE on December 31, 2013.

Equity Compensation Plans

The following table provides information as of December 31, 2013 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	—	—	528,227

Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	—	—	528,227

(1)	Consists of our 2010 Equity Incentive Plan under which the board of directors generally grants stock options and restricted stock, and has the ability to grant phantom stock and stock appreciation rights, to employees, officers and directors of our company and our manager, Atlantic Capital Advisors LLC.

PROPOSAL 3:      ADVISORY (NON-BINDING) VOTE

APPROVING EXECUTIVE COMPENSATION

We are presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our equity compensation program for the named executive officers by voting for or against the following resolution.

“—RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the compensation and governance committee regarding shareholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and governance committee will be able to consider when determining equity compensation for our named executive officers for the remainder of 2014 and beyond.

As described in detail under the heading “Executive Officer Compensation” above, we are externally managed by Atlantic Capital Advisors LLC pursuant to the management agreement between our manager and us. In 2013, we did not have any employees whom we compensated directly with salaries or other cash compensation. Our named executive officers’ compensation was derived from the management fees we pay to our manager and grants of restricted stock awards made by us to our named executive officers in September 2013 pursuant to our 2010 Equity Incentive Plan.

The September 2013 time-based restricted stock awards were granted in recognition of the management team’s performance and leadership over the preceding 12 months. The 2013 equity grants were designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance and align the interests of our executive officers with our shareholders’ interests.

For more information about our 2013 equity compensation, please see “Executive Officer Compensation” above.

The board of directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of March 12, 2014, with respect to each of our directors; each of our executive officers; each shareholder of our company that is known to us to be the beneficial owner of more than 5% of our common stock based upon filings made with the SEC; and all directors and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified shareholders is 110 Oakwood Drive, Suite 340, Winston-Salem, North Carolina 27103. Except as indicated in the footnotes below, none of the executive officers or directors has pledged his shares of common stock as collateral.

Name of Beneficial Owner	Shares of Common Stock (1)	Percent of Common Stock (2)

Michael R. Hough (3)	306,091	*

Benjamin M. Hough (4)	287,795	*

Kenneth A. Steele (5)	159,579	*

Frederick J. Boos, II (6)	111,744	*

David W. Berson	14,976	*

Ira G. Kawaller	19,996	*

Jeffrey D. Miller	13,976	*

Thomas D. Wren	13,976	*

All directors and executive officers as a group (8) persons)	928,133	1.0%

BlackRock, Inc. (7)	5,436,077	5.6%

Artisan Partners Asset Management Inc., Artisan Partners Holdings LP, Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Funds, Inc. (8)	12,767,149	13.2%

The Vanguard Group - 23-1945930 (9)	5,216,232	5.4%

American Capital Agency Corp., American Capital Mortgage Management, LLC (10)	8,278,162	8.6%

*	Represents ownership of less than 1.0%.

(1)	In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days.

(2)	Based on 96,615,027 shares of our common stock outstanding on a fully diluted basis as of March 12, 2014.

(3)	Mr. Hough has sole voting and dispositive power with respect to 303,822 shares of common stock and shared voting and dispositive power with respect to 2,269 shares of common stock held indirectly through Atlantic Capital Advisors LLC.

(4)	Mr. Hough has sole voting and dispositive power with respect to 285,710 shares of common stock, shared voting and dispositive power with respect to 1,985 shares of common stock held indirectly through Atlantic Capital Advisors LLC and shared voting and dispositive power with respect to 100 shares of common stock held by a family member.

(5)	Mr. Steele has sole voting and dispositive power with respect to 157,877 shares of common stock and shared voting and dispositive power with respect to 1,702 shares of common stock held indirectly through Atlantic Capital Advisors LLC.

(6)	Mr. Boos has sole voting and dispositive power with respect to 110,609 shares of common stock and shared voting and dispositive power with respect to 1,135 shares of common stock.

(7)

This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 29, 2014. The business address for this shareholder is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc., in its capacity as the parent holding company of several subsidiaries, is deemed to have sole power to vote or to direct the vote with respect 5,013,172 shares of common stock and is deemed to have sole power to dispose or to direct the disposition with respect to 5,436,077 shares of common stock. Various persons have the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of, such securities. No such person is known to BlackRock, Inc. to have such right or power with respect to more than five percent of the common stock.

(8)	This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on March 24, 2014. The business address for these shareholders is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Each of Artisan Partners Asset Management Inc., Artisan Partners Holdings LP, Artisan Partners Limited Partnership and Artisan Investments GP LLC is deemed to have shared power to vote or to direct the vote with respect to 12,294,157 shares of common stock and is deemed to have shared power to dispose or to direct the disposition with respect to 12,767,149 shares of common stock. Artisan Partners Funds, Inc. is deemed to have shared power to vote or to direct the vote, and to dispose or to direct the disposition, with respect to 9,373,614 shares of common stock. The shares reported in the Schedule 13G/A have been acquired on behalf of discretionary clients of Artisan Partners Limited Partnership. Persons other than Artisan Partners Limited Partnership have the right to receive dividends from, and the proceeds from the sale of, such shares.

(9)	This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 11, 2014. The business address for this shareholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group – 23-1945930 (“Vanguard”), in its capacity as an investment adviser, is deemed to have sole power to vote or to direct the vote with respect to 62,195 shares of common stock, sole power to dispose or to direct the disposition with respect to 5,161,437 shares of common stock and shared power to dispose or to direct the disposition with respect to 54,795 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 54,795 shares, or less than one percent of the shares of common stock outstanding, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,400 shares, or less than one percent of the shares of common stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

(10)	This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 6, 2014. The business address for these shareholders is 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. American Capital Agency Corp. is deemed to have shared power to vote or to direct the vote, and to dispose or to direct the disposition, with respect to 7,300,543 shares of common stock. American Capital Mortgage Management, LLC is deemed to have shared power to vote or to direct the vote, and to dispose or to direct the disposition, with respect to 8,278,162 shares of common stock, including 7,300,543 shares of common stock held by American Capital Agency Corp. and 977,619 shares held by American Capital Mortgage Investment Corp. Separate subsidiaries of American Capital Mortgage Management, LLC serve as the managers of each of American Capital Agency Corp. and American Capital Mortgage Investment Corp and exercise voting and investment control over the shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2013 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a), with the exception of one late report filed by William H. Gibbs, Jr. reporting the sale of his membership interest in a limited liability company owning shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 23, 2012, we entered into our management agreement with Atlantic Capital Advisors LLC (the “management agreement”). Our independent directors approved the management agreement during an executive session without the presence of the management team. The management has a three-year term and automatically renews for additional one-year terms unless terminated in accordance with its provisions.

We incurred approximately $18.2 million in management fees and $3.2 million in reimbursable expenses under the management agreement during the year ended December 31, 2013.

The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. All of our executive officers also serve as officers of our manager and of ACM, another real estate investment trust managed by our manager that has similar investment objectives to ours. Furthermore, two of our non-independent directors, Michael R. Hough and Benjamin M. Hough, also serve as directors of ACM. These officers and directors own a controlling interest in our manager.

Our independent directors review our manager’s performance periodically and, following the initial term, the management agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to our manager are not fair, subject to our manager’s right to prevent such a termination pursuant to clause (2) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our manager. We must provide 180 days’ prior notice of any such termination and our manager will be paid a termination fee equal to four times the average annual management fee earned by the manager during the two years immediately preceding termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (1) our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (2) our manager’s engagement in any act of fraud, misappropriation of funds, or embezzlement against us, (3) our manager’s gross negligence, bad faith, willful misconduct or reckless disregard in the performance of its duties under the management agreement, (4) the commencement of any proceeding relating to our manager’s bankruptcy or insolvency that is not withdrawn within 30 days or in certain other instances where our manager becomes insolvent, (5) the dissolution of our manager (unless the directors have approved a successor under the management agreement), (6) a change of control (as defined in the management agreement) of our manager or (7) if fewer than two of the key principals (as defined in the management agreement) are full-time employees of our manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act of 1940. Furthermore, our manager may decline to renew the management agreement by providing us with 180 days’ written notice. Our manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our manager a termination fee in accordance with the terms of the management agreement.

We indemnify our directors and executive officers to the fullest extent permitted by Maryland law so that they will be free from undue concern about personal liability in connection with their service to our company. This is required under our bylaws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2015 annual meeting of shareholders must be received by the corporate secretary of the company no later than November 28, 2014 in order to be considered for inclusion in our proxy statement relating to the 2014 meeting pursuant to Rule 14a-8 under the Securities Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a shareholder to be presented at our 2015 annual meeting of shareholders, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 29, 2014 and on or before November 28, 2014. If the 2015 annual meeting of shareholders is scheduled to take place before April 7, 2015 or after June 6, 2015 then notice must be delivered no earlier than the close of business on the 150th day prior to the 2015 annual meeting of shareholders and not later than the close of business on the later of the 120th day prior to the 2015 annual meeting of shareholders or the tenth day following the day on which public announcement of the date of the 2015 annual meeting of shareholders is first made public by our company. Any such proposal should be mailed to: Hatteras Financial Corp., 110 Oakwood Drive, Suite 340, Winston-Salem, North Carolina 27103, Attention: Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

By Order of the Board of Directors

/s/ Kenneth A. Steele

Kenneth A. Steele

Chief Financial Officer, Secretary and Treasurer

Winston-Salem, North Carolina

March 28, 2014

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Michael R. Hough 02 Benjamin M. Hough 03 David W. Berson 04 Ira G. Kawaller 05 Jeffrey D. Miller 06 Thomas D. Wren The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending 0 0 0 December 31, 2014. 3. To approve, by non-binding vote, executive compensation. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. . 51160 . 0 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000200368 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date HATTERAS FINANCIAL CORP. 110 OAKWOOD DR., STE 340 WINSTON SALEM, NC 27103

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ available at www.proxyvote.com . HATTERAS FINANCIAL CORP. Annual Meeting of Shareholders May 7, 2014 10:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Michael R. Hough, Benjamin M. Hough and Kenneth A. Steele, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HATTERAS FINANCIAL CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM, EDT on 5/7/2014, at the Old Town Club, 2875 Old Town Club Road, Winston Salem, NC 27106, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000200368_2 R1.0.0.51160